                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                            -------------------


                                SCHEDULE 14A
                               (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
              PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                               -------------

                            (Amendment No. ___)


[x]  Filed by the Registrant
[_]  Filed by a Party other than the Registrant

Check the appropriate box:
[_]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                   AIR EXPRESS INTERNATIONAL CORPORATION
- - ---------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


- - ---------------------------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE  (Check the appropriate box):
[x]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: *
     4)   Proposed maximum aggregate value of transaction:
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid: $
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

[_]  Filing Fee of $__________________ was previously paid on ____________
     __, 199_, the date the Preliminary Proxy Statement was filed.

                     AIR EXPRESS INTERNATIONAL CORPORATION
                               120 TOKENEKE ROAD
                           DARIEN, CONNECTICUT 06820

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 23, 1994

                               ----------------

  The Annual Meeting of Shareholders of Air Express International Corporation (the "Company") will be held at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Thursday, June 23, 1994, at 11:00 a.m., Eastern Daylight Time, for the following purposes:

  (1) To elect six (6) directors;

  (2) To consider and act upon a shareholder proposal with respect to confidential voting; and

  (3) To transact such other business as properly may come before the meeting or any adjournment thereof.

  The Board of Directors has fixed April 29, 1994 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

                                        By Order of the Board of Directors

                                        Daniel J. McCauley, Secretary

Darien, Connecticut
May 23, 1994

                               ----------------

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND MAIL THE ACCOMPANYING FORM OF PROXY TO THE COMPANY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

                     AIR EXPRESS INTERNATIONAL CORPORATION
                               120 TOKENEKE ROAD
                           DARIEN, CONNECTICUT 06820

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The accompanying proxy is solicited by the Board of Directors of Air Express International Corporation (the "Company") in connection with the Annual Meeting of Shareholders to be held on Thursday, June 23, 1994, or at any adjournment thereof, for the purposes set forth in the accompanying notice of the meeting. The Board of Directors has fixed the close of business on April 29, 1994 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. On that date, there were outstanding 11,575,768 shares of Common Stock, exclusive of shares held in the Company's treasury. Each holder of Common Stock is entitled to one vote for each share held on all matters to come before the meeting, including the election of directors. Shares may be voted in person or by proxy. The accompanying proxy may be revoked by the person giving it at any time prior to its being voted by filing a written notice of such revocation with the Secretary of the Company or by attending the meeting and voting in person.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of April 20, 1994 (except as otherwise noted) information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to beneficially own more than five percent of the outstanding Common Stock of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table on page 7 of this Proxy Statement, (iii) each current director and each nominee for election as a director and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated in the footnotes to this table, beneficial ownership of shares represents sole voting and investment power with respect to those shares:

                                                                  PERCENTAGE OF
                                                     SHARES OWNED  OUTSTANDING
                  BENEFICIAL OWNER                   BENEFICIALLY   SHARES(1)
                  ----------------                   ------------ -------------
Neuberger & Berman (2)..............................  1,409,600       12.2%
 605 Third Avenue
 New York, New York 10158
The Prudential Insurance Company of America (3).....    632,916        5.5%
 Prudential Plaza
 Newark, New Jersey 08102-3777
Quest Advisory Corp. (4)............................    685,175        5.9%
 1414 Avenue of the Americas
 New York, New York 10019
Wellington Management Company (5)...................    989,879        8.4%
 75 State Street
 Boston, Massachusetts 02109
Hendrik J. Hartong, Jr. (6).........................    715,724        6.2%
Guenter Rohrmann (7)................................    159,749        1.4%

                                                                  PERCENTAGE OF
                                                     SHARES OWNED  OUTSTANDING
                  BENEFICIAL OWNER                   BENEFICIALLY   SHARES(1)
                  ----------------                   ------------ -------------
Robert J. O'Connell (8).............................     15,257        (12)
Dennis M. Dolan (9).................................     32,396        (12)
Daniel J. McCauley (10).............................      9,687        (12)
John M. Fowler......................................     20,250        (12)
Leo T. Heessels.....................................        --            -
Donald J. Keller....................................      2,250        (12)
Andrew L. Lewis IV..................................        --            -
Richard T. Niner (11)...............................    707,385        6.1%
All directors and executive officers as a group
 (consisting of 13 persons).........................  1,692,528       14.6%

- - --------
 (1) Shares issuable to any person upon the conversion of outstanding 6% Convertible Subordinated Debentures Due 2003 (the "Debentures") owned by that person, as well as shares issuable upon the exercise of presently exercisable stock options owned by that person, are deemed outstanding for the purpose of computing the number and percentage of outstanding shares owned by that person (and any group that includes that person) but are not deemed outstanding for the purpose of computing the percentage of outstanding shares owned by any other person.

 (2) Based on information set forth in a statement on Schedule 13G filed by Neuberger & Berman ("N&B"), at January 31, 1994 N&B owned an aggregate of 1,409,600 shares on behalf of clients for whom it acts as an investment advisor. In addition, at that date partners of N&B owned in their personal accounts an aggregate of 8,700 shares, as to which N&B disclaims beneficial ownership.

 (3) Based on information set forth in a statement on Schedule 13G filed by The Prudential Insurance Company of America ("Prudential"), at December 31, 1993 Prudential owned 540,466 shares for its own account and had sole or shared voting and/or dispositive power with respect to an aggregate of 92,450 additional shares held by or for the benefit of its clients.

 (4) Based on information set forth in a statement on Schedule 13G filed jointly by Quest Advisory Corp. ("Quest"), Quest Management Company ("QMC") and Charles M. Royce, at February 10, 1993, Quest owned an aggregate of 650,625 shares and its affiliate QMC owned an aggregate of 34,550 shares, in each case on behalf of clients for whom it acts as an investment advisor. Mr. Royce may be deemed to be a controlling person of Quest and QMC and, as such, may be deemed to beneficially own the shares held by Quest and QMC, respectively.

 (5) Based on information set forth in Schedule 13G filed by Wellington Management Corporation ("Wellington"), at February 10, 1994 Wellington shared voting and dispositive power with respect to an aggregate of 989,879 shares owned by clients for whom it acts as an investment advisor.

 (6) Includes 5,000 shares issuable upon the exercise of presently exercisable stock options, 1,467 shares issuable upon the conversion of $50,000 principal amount of Debentures owned by Mr. Hartong and 11,816 shares held in custodial accounts for the benefit of Mr. Hartong's children. Also includes 474,975 shares owned by Brynwood Partners II L.P., a private investment partnership. Mr. Hartong is a general partner of Brynwood Management II L.P., a limited partnership that serves as general partner of Brynwood Partners II L.P. Mr. Hartong's address is c/o Brynwood Partners, Two Soundview Drive, Greenwich, Connecticut 06830.

 (7) Includes 33,750 shares issuable upon the exercise of presently exercisable stock options and 1,321 shares issuable upon the conversion of $45,000 principal amount of Debentures owned by Mr. Rohrmann.

 (8) Includes 7,375 shares issuable upon the exercise of presently exercisable stock options and 29 shares issuable upon the conversion of a Debenture, in the principal amount of $1,000, owned by Mr. O'Connell.

 (9) Includes 16,562 shares issuable upon the exercise of presently exercisable stock options and 293 shares issuable upon the conversion of $10,000 principal amount of Debentures owned by Mr. Dolan.

(10) Consists of 9,687 shares issuable upon the exercise of presently exercisable stock options.

(11) Includes 2,250 shares held in custodial accounts for the benefit of Mr. Niner's children. Also includes 474,975 shares owned by Brynwood Partners II L.P. Mr. Niner is a general partner of Brynwood Management II L.P., which serves as general partner of Brynwood Partners II L.P. Mr. Niner's address is c/o Brynwood Partners, Two Soundview Drive, Greenwich, Connecticut 06830.

(12) Less than 1%.

                             ELECTION OF DIRECTORS

  Six directors are to be elected at the Annual Meeting, each to serve until the next Annual Meeting of Shareholders and until his successor has been duly elected and qualifies. If no direction to the contrary is given, all proxies received by the Board of Directors will be voted in favor of the nominees listed below. If any nominee is unable or declines to serve, an event not now anticipated by the Board of Directors, such proxies may be voted for the election of a substitute designated by the Board of Directors.

  All of the nominees were elected at the last Annual Meeting of Shareholders and are presently serving as directors of the Company. Mr. Leo T. Heesels, who has been a director of the Company since 1989, is retiring from that office and will not stand for reelection at the meeting.

NOMINEES FOR ELECTION

  The following table sets forth information with respect to each nominee for election as a director at the Annual Meeting:

                                                                    DIRECTOR
                                                                  CONTINUOUSLY
NAME             AGE PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS    SINCE
- - ----             --- -------------------------------------------- ------------
John M. Fowler    45       Executive Vice President of                1985
                           Travelers Inc. (formerly
                           Primerica Corporation), New
                           York, New York, since 1991
                           (Senior Vice President from
                           1986 to 1991). Director of
                           Transatlantic Holdings, Inc.
Hendrik J.        55       Chairman of the Company since              1985
Hartong, Jr.               1985 (Chief Executive Officer
                           from 1985 to 1989); General
                           Partner since 1985 of Brynwood
                           Management and since 1988 of
                           Brynwood Management II L.P.,
                           entities that serve,
                           respectively, as managing
                           general partner of Brynwood
                           Partners Limited Partnership
                           and Brynwood Partners II L.P.,
                           private investment
                           partnerships. Director of Hurco
                           Companies, Inc.

                                                                     DIRECTOR
                                                                   CONTINUOUSLY
NAME              AGE PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS    SINCE
- - ----              --- -------------------------------------------- ------------
Donald J. Keller   62       Chairman of the Board of B.                1990
                            Manischewitz Company since
                            March 1993 (President, Co-Chief
                            Executive Officer and a
                            director from May 1992 to March
                            1993); consultant and private
                            investor from 1989 to May 1992;
                            President, Chief Operating
                            Officer and a director of West
                            Point Pepperell, Inc., a
                            textile and apparel
                            manufacturing and marketing
                            company, from 1986 through
                            1989. Director of Sysco
                            Corporation.
Andrew L. Lewis IV 37       President, KRR Partners L.P., a            1986
                            private investment partnership,
                            since July 1993; independent
                            business consultant from July
                            1990 to March 1993; Chief
                            Executive Officer of
                            Environmental Management
                            Services, an environmental
                            consulting firm, from 1988 to
                            1990. Director of Hurco
                            Companies, Inc. and
                            Independence Blue Cross and
                            Blue Shield of Philadelphia.
Richard T. Niner   54       General Partner since 1985 of              1985
                            Brynwood Management and since
                            1988 of Brynwood Management II
                            L.P., entities that serve,
                            respectively, as managing
                            general partner of Brynwood
                            Partners Limited Partnership
                            and Brynwood Partners II L.P.,
                            private investment
                            partnerships. Director of Arrow
                            International, Inc., Wiltek,
                            Inc., and Hurco Companies, Inc.
Guenter Rohrmann   55       President and Chief Executive              1985
                            Officer of the Company since
                            1989 (President and Chief
                            Operating Officer from 1985 to
                            1989).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ELECTION OF EACH OF THE FOREGOING NOMINEES.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has an Executive Committee, an Audit Committee, a Compensation and Stock Option Committee and a Nominating Committee.

  The Executive Committee (consisting of Messrs. Hartong, Niner and Rohrmann) has all of the powers of the Board of Directors between meetings of the Board, subject to Delaware law.

  The Audit Committee (consisting of Messrs. Lewis, Keller and Niner) has the responsibility of meeting with the Company's independent public accountants and internal auditors to review the plan, scope and results of the audits of the Company's annual financial statements and the recommendations of the independent accountants regarding the Company's internal accounting systems and controls. The Committee also recommends the appointment of the independent accountants for the ensuing year.

  The Compensation and Stock Option Committee (consisting of Messrs. Fowler, Hartong, Heessels and Keller) reviews and approves the compensation of officers, including the Chief Executive Officer, and administers the Company's stock option plans.

  The Nominating Committee (consisting of Messrs. Fowler, Hartong and Niner) screens and selects candidates to stand for election as directors of the Company.

  During the fiscal year ended December 31, 1993, there were five meetings of the Board of Directors, three meetings of the Executive Committee and one meeting of each of the Audit Committee, the Compensation and Stock Option Committee and Nominating Committee. Each director attended more than 75% of the meetings of the Board of Directors and of each committee thereof on which he served.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's directors and executive officers, and each person who owns more than ten percent of the Company's Common Stock, file with the Securities and Exchange Commission an initial report of beneficial ownership and subsequent reports of changes in beneficial ownership of the Company's Common Stock. To the Company's knowledge, all reports required to be so filed by such persons have been filed on a timely basis. The Company believes that all of its directors and executive officers, and all persons owning beneficially more than ten percent of the Company's Common Stock, complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 1992.

DIRECTOR COMPENSATION

  During 1993, each director who is not an officer of the Company received a fee of $16,000 for the year and $1,000 for each day of attendance at meetings of the Board of Directors or a committee thereof.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND OTHER COMPENSATION

  Annual compensation paid to executive officers of the Company consists solely of salary and bonus. Officers also receive an allowance of $6,000 per year to defray automobile expenses but do not receive any other perquisites. Long-term compensation consists solely of the grant of stock options.

                           SUMMARY COMPENSATION TABLE

  The following table sets forth the cash compensation, as well as certain other compensation, paid or accrued by the Company for each of the years in the three-year period ended December 31, 1993, to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company other than the Chief Executive Officer in all capacities in which they served:


                                                     LONG-TERM
                          ANNUAL COMPENSATION      COMPENSATION
                         ------------------------- -------------
                                                    SECURITIES
                                                    UNDERLYING
  NAME AND PRINCIPAL                                  OPTIONS       ALL OTHER
       POSITION          YEAR     SALARY   BONUS   (# OF SHARES) COMPENSATION(1)
  ------------------     ----    -------- -------- ------------- ---------------
Guenter Rohrmann         1993    $400,000 $350,000    30,000         $14,150
 President and Chief     1992     380,000  250,000      --            13,732
  Executive Officer      1991     360,000  200,000      --            13,333
Hendrik J. Hartong, Jr.  1993    $250,000 $225,000    20,000         $14,150
 Chairman of the Board   1992     240,000  125,000      --            13,372
                         1991     225,000  100,000      --            13,333
Robert J. O'Connell      1993    $170,000 $ 60,000    15,000         $13,725
 Vice President and
  General                1992     160,000   45,000      --            12,300
  Manager-North America  1991     150,000   25,000      --            10,500
Dennis M. Dolan          1993    $130,000 $ 50,000    10,000         $10,800
 Vice President and
  Chief                  1992     120,000   25,000      --             8,700
  Financial Officer      1991     115,000   15,000      --             7,800
Daniel J. McCauley       1993    $120,000 $ 20,000     5,000         $ 7,956
 Vice President,         1992     111,000   10,000      --             4,725
  General Counsel and
   Secretary             1991(2)   44,000      --     11,250(3)          --

- - --------
(1) Consists of contributions by the Company to its 401(k) Retirement Plan, which covers substantially all U.S.-based employees who are not covered by a collective bargaining agreement. The Company contributes (i) a sum equal to 3% of the salary of each eligible employee and (ii) a further sum, not exceeding 3% of the employee's salary, equal to the amount, if any, contributed by the employee, subject to certain limitations imposed by the Internal Revenue Code. A participant's interest in the Company's contributions to the plan vests at the rate of 20% for each of the first five years of service and is fully vested thereafter.
(2) Mr. McCauley commenced employment with the Company on August 1, 1991.
(3) Adjusted for a three-for-two stock split in 1992.

STOCK OPTIONS

  The Company currently grants to its key employees, including its executive officers, options to purchase shares of its Common Stock pursuant to two formal stock option plans, one for U.S.-based employees and one for foreign-based employees.

                          STOCK OPTION GRANTS IN 1993

  The following table sets forth information with respect to the grant of stock options during 1993 to the executive officers named in the Summary Compensation
Table:

                            INDIVIDUAL GRANTS
- - -------------------------------------------------------------------------
                                                                              POTENTIAL
                                                                          REALIZABLE VALUE
                          SECURITIES    PERCENT OF                        AT ASSUMED ANNUAL
                          UNDERLYING   TOTAL OPTIONS                       RATES OF STOCK
                            OPTIONS     GRANTED TO   EXERCISE                   PRICE
                          GRANTED(1)     EMPLOYEES     PRICE   EXPIRATION APPRECIATION FOR
          NAME           (# OF SHARES)  IN 1993(2)   PER SHARE    DATE     OPTION TERMS(3)
          ----           ------------- ------------- --------- ---------- -----------------
                                                                             5%      10%
                                                                          -------- --------
Guenter Rohrmann........    30,000          6.7%      $27.75    1/17/98   $230,100 $508,800
Hendrik J. Hartong, Jr.
 .......................    20,000          4.5%      $27.75    1/17/98   $153,400 $339,200
Robert J. O'Connell.....    15,000          3.3%      $27.75    1/17/98   $115,050 $254,400
Dennis M. Dolan.........    10,000          2.2%      $27.75    1/17/98   $ 76,700 $169,600
Daniel J. McCauley......     5,000          1.1%      $27.75    1/17/98   $ 38,350 $ 84,800

- - --------
(1) All options were granted on January 18, 1993 at an exercise price equal to the market value of the underlying shares on the date of grant and become exercisable as to one-fifth of the underlying shares on each anniversary of the grant date.
(2) Options with respect to a total of 448,000 shares were granted to employees in 1993. In addition, 149,000 previously outstanding options (none of which was held by any of the executive officers named in the table) were repriced.
(3) Represents the potential appreciation of the options over their stated term of five-years, based upon assumed compounded rates of appreciation of 5% per year (equivalent to 27.6%) and 10% per year (equivalent to 61.1%). The amounts set forth in these columns are not intended as forecasts of future appreciation, which is dependent upon the actual increase, if any, in the market price of the underlying shares, and there is no assurance that the amounts of appreciation shown in the table actually will be realized.

                     AGGREGATE OPTION EXERCISES IN 1993 AND
                       OPTION VALUES AT DECEMBER 31, 1993

  The following table sets forth, for each of the executive officers named in the Summary Compensation Table, information with respect to the exercise of stock options during 1993 and holdings of unexercised options at the end of the year:

                                                NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                           SHARES              UNDERLYING UNEXERCISED         IN-THE-MONEY
                         ACQUIRED ON  VALUE          OPTIONS AT                OPTIONS AT
          NAME           EXERCISE(#) REALIZED    FISCAL YEAR END(#)       FISCAL YEAR END($)(1)
          ----           ----------- -------- ------------------------- -------------------------
                                              EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                                              ----------- ------------- ----------- -------------
Guenter Rohrmann........      --        --      84,375       46,875     $1,121,513    $222,075
Hendrik J. Hartong, Jr.
 .......................      --        --        --         20,000         --           --
Robert J. O'Connell.....      --        --       5,625       15,000     $   75,881       --
Dennis M. Dolan.........      --        --      11,250       12,812     $   76,837    $ 18,109
Daniel J. McCauley......      --        --       5,625       10,625     $   50,906    $ 50,906

- - --------
(1) Based on the excess of (i) the aggregate market value (closing price on the American Stock Exchange) of the underlying shares on December 31, 1993 over
  (ii) the aggregate exercise price of the options.

EMPLOYMENT CONTRACTS AND CHANGE-OF-CONTROL ARRANGEMENTS

  The Company is party to an employment agreement with each of Messrs. Rohrmann and Hartong that provides for an annual base salary and such annual bonus and incentive compensation as the Board of Directors may determine. The base salary is subject to review annually and currently is $420,000 in the case of Mr. Rohrmann and $260,000 in the case of Mr. Hartong. By its terms, each agreement will expire December 31, 1996, but the expiration date will be automatically extended to December 31, 1997 unless the Board of Directors elects, within sixty days after January 1, 1995, to terminate the agreement and to pay in a lump sum the balance of the base salary due thereunder through December 31, 1996. Each agreement further provides that in event of a change of control (as defined below), either party may terminate the executive's employment at any time, and upon such termination, the Company would be required to pay in a lump sum the balance of the base salary due through the unexpired term of the agreement (but not less than two times the annual base salary). A "change of control" is currently defined in each agreement as (i) the acquisition by any person (which term includes any entity or group) of shares of the Company's Common Stock representing more than 40% of the shares outstanding or (ii) the sale or other disposition by the Company of all or substantially all of its assets.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1993, the Compensation and Stock Option Committee consisted of Messrs. Fowler (who served as its Chairman), Hartong, Heessels and Keller. Because of his position as an employee and Chairman of the Board of the Company, (i) Mr. Hartong recused himself from participating in the Committee's deliberations regarding his own compensation and (ii) the Committee referred to the full Board of Directors (from whose deliberations Mr. Hartong also recused himself) consideration of the grant of stock options to Mr. Hartong. During 1993, no other member of the Committee served as an officer or employee of the Company or any of its subsidiaries and no executive officer of the Company served as a director or member of the compensation committee of any other entity of which an executive officer also served as a director or member of the Company's Compensation and Stock Option Committee.

PERFORMANCE GRAPH

  The following Performance Graph compares the cumulative total shareholder return on the Company's Common Stock over the five years ended December 31, 1993 with the cumulative total return for the same period of (i) the Standard & Poor's 500 Stock Index and (ii) a peer group comprised of four publicly-held companies: Airborne Freight Corporation, Expediters International of Washington, Inc., The Harper Group, Inc. and Intertrans Corporation. Dividend reinvestment has been assumed and, with respect to companies in the peer group, the returns of each company have been weighted to reflect its stock market capitalization relative to that of the other companies in the group.


                       FIVE YEAR CUMULATIVE TOTAL RETURNS
                  VALUE OF $100 INVESTED ON DECEMBER 31, 1988.


                       [PERFORMANCE GRAPH APPEARS HERE]


                COMPARISON OF FIVE YEAR CUMULATIVE RETURN
        AMONG THE COMPANY, S&P 500 INDEX AND PEER GROUP INDEX


Measurement period
(Fiscal year Covered)   The Company     S&P 500         Peer Group
- - ---------------------   -----------     ---------       ----------
December 31, 1988       $ 100.0         $ 100.0         $ 100.0

December 31, 1989       $  84.3         $ 131.7         $ 152.3
December 31, 1990       $  90.7         $ 127.6         $ 136.2
December 31, 1991       $ 174.2         $ 166.5         $ 218.7
December 31, 1992       $ 351.9         $ 179.2         $ 177.8
December 31, 1993       $ 259.9         $ 197.2         $ 236.2

REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE

  The Compensation and Stock Option Committee reviews and approves the annual compensation of the Company's executive officers, as well as the Company's policies and practices with respect to compensation of other management personnel.

  Compensation of executive officers consists primarily of base salary and discretionary bonus awards and, where appropriate, the grant of stock options. Although the percentage of total compensation borne by each of these components is not fixed, it is the view of the Committee that, in the case of the most senior officers, the discretionary bonus should represent a substantial percentage of total compensation and, indeed, a greater percentage than is the case with officers having more narrowly-defined responsibilities.

  In reviewing the compensation of the Company's executive officers (including the grant of stock options), the Committee considers (i) the levels of executive compensation paid by the Company's principal competitors in the air freight and air freight forwarding industry (including those publicly-held companies in the peer group shown in the Performance Graph on page 10), to the extent reliable information with respect thereto is available, (ii) the Company's reported earnings, earnings per share and profit margin (operating income as a percentage of revenues), both in absolute terms as well as in relation to budget forecasts, results for prior years and competitors' results (where publicly available), (iii) the Company's return on equity and stock price performance relative to those of its publicly-held competitors and the market as a whole and (iv) the extent to which the Company has achieved or exceeded its goals for the year. No specific weight is accorded to any single factor and different factors may be accorded greater or lesser weight in particular years or for particular officers.

  The compensation of the Company's Chief Executive Officer for 1993 was determined at the beginning of that year in light of all of the foregoing factors as applied to Mr. Rohrmann's performance in 1992. The Committee took particular notice of the significant growth in the Company's earnings in 1992, which was achieved despite the unfavorable economic climate then prevailing in most countries in which the Company operates, as well as the substantial appreciation in the market price of the Company's shares during the course of that year.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, which is effective for taxable years commencing January 1, 1994, limits (to $1,000,000 per covered executive) the deductibility of the annual compensation paid to each of the chief executive officer and the other four most highly compensated executive officers. That section and proposed regulations thereunder contain certain exclusions from the deductibility limitation and set forth certain transition rules with respect to awards or grants under certain plans (such as the Company's stock option plans) previously approved by shareholders. The Committee is reviewing the Company's compensation practices for covered executives in light of the proposed regulations with a view to preserving the full deductibility of their compensation, and does not expect that any material changes to those practices will be required if the regulations are adopted substantially as proposed.

                                        The Compensation and
                                         Stock Option Committee:
                                          John M. Fowler, Chairman
                                          Hendrik J. Hartong, Jr.
                                          Leo T. Heessels
                                          Donald J. Keller

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

  During 1993, the Company paid (a) to Brynwood Management, a partnership of which Messrs. Hartong and Niner are general partners, $60,000 for investment banking and related services and (b) to Mr. Niner $60,000 for financial advisory services.

               SHAREHOLDER PROPOSAL REGARDING CONFIDENTIAL VOTING

  A shareholder has notified the Company of its intention to present for consideration at the Annual Meeting the following proposal:

    "RESOLVED, that the shareholders of the Corporation request that the board of directors adopt and implement a policy requiring all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, such disclosure is expressly requested by a shareholder or during a contested election for the board of directors, and that the tabulators and the inspectors of election be independent and not the employees of the Corporation."

  The proposal was accompanied by the following supporting statement from its proponent:

                             "STATEMENT IN SUPPORT

    "The confidential ballot is fundamental to the American political system. The reason for this protection is to ensure that voters are not subjected to actual or perceived coercive pressure. We believe that it is time that this fundamental principle of the confidential ballot be applied to public corporations.

    "Many excellent companies use confidential voting. None have reported any difficulty reaching quorums or meeting supermajority vote requirements and those surveyed reported that the added cost of implementing confidentiality was negligible.

    "Strong support was shown at the last annual meeting when 40.5% of the votes were cast in favor of this proposal.

    "It is our belief that all shareholders need the protection of a confidential ballot no less than voters in political elections. Whole we make no imputation that our company's management has acted coercively, the existence of this possibility is sufficient to justify confidentiality.

    "This resolution would permit shareholders to voluntarily disclose their vote to management by expressly requesting such disclosure on their proxy cards. Additionally, shareholders may disclose their vote to any other person they choose. This resolution would merely restrict the ability of the Corporation to have access to the vote of its shareholders without their specific consent.

    "Many shareholders believe confidentiality of ownership is ensured when shares are held in street or nominee name. This is not always the case. Management has various means of determining actual (beneficial) ownership. For instance, proxy solicitors have elaborate databases that can match account numbers with the identity of some owners. Moreover, why should shareholders have to transfer their shares to nominees in an attempt to maintain confidentiality? In our opinion, this resolution is the only way to ensure a secret ballot for all shareholders irrespective of how they choose to hold their shares.

    "We believe that confidential voting is one of the most basic reforms needed in the proxy voting system and that the system must be free of the possibility of pressure and the appearance of retaliation.

    "We hope that you would agree and vote FOR this proposal."

  The Company will furnish the name and address of the proponent of the foregoing proposal, and information concerning the proponent's stock ownership, to any person requesting that information.

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO THE PROPOSAL

  The Board of Directors recommends a vote AGAINST the foregoing proposal for the following reasons:

  The proponent's comparison of a corporation to our country's political process is misplaced. An individual's relationship to his or her government is founded on a different premise than that of a shareholder to a corporation. The shareholder's corporate relationship is only economic, and it is voluntary and can be easily terminated. Further, a shareholder can choose anonymity in the voting process by having his shares held in the name of a nominee such as a bank or stock brokerage firm. The shareholder's name may not be divulged to the Company, unless that shareholder so wishes. Thus, the confidentiality of a shareholder's vote already is a matter of choice on the part of that shareholder.

  The theoretical abuses of the proxy voting system referred to in the proponent's Statement in Support have not taken place at the Company in the past and the Board firmly believes that they are unlikely to occur at the Company in the future. The Company's tabulators and inspectors of election are, and have been for many years, representatives of the Company's transfer agent. These individuals are independent of the Company and have performed their duties in a completely professional manner. There is no allegation in the proposal that the Company's management has ever engaged in the type of inappropriate conduct that is described in the Statement in Support and, indeed, the proponent expressly acknowledges that such conduct has never occurred. Mere speculation that such conduct could possibly occur in the future does not justify the imposition of a mandatory system for secret voting. Such a system would result in additional expense and inconvenience for the Company and its shareholders, and without any justification.

  A similar shareholder proposal was brought at each of the past four Annual Meetings and was rejected by a majority of the shares present in person or by proxy and entitled to vote in respect of the proposal at each of those meetings.

  ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the meeting is that set forth above. If any other matter or matters are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy intend to vote on such matters in accordance with their judgment.

  The cost of soliciting proxies will be borne by the Company. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and the Company will reimburse them for their reasonable out-of-pocket expenses. Officers and directors may also solicit proxies.

  The Board of Directors has selected the firm of Arthur Anderson & Co. as the Company's independent public accountants for the current fiscal year. Arthur Andersen & Co. has served as the Company's independent public accountants since 1968. Representatives of Arthur Andersen & Co. are expected to be present at the meeting, and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

  The six (6) nominees for election as directors that receive the greatest number of votes cast at the Annual Meeting for the election of directors will become the directors of the Company at the conclusion of the tabulation of votes. In respect of any other matter, including the shareholder proposal, the affirmative vote of the holders of a majority of the shares present at the meeting, in person or by proxy, and entitled to vote in respect of that matter is necessary to approve the matter. Under Delaware law, which governs the voting of the Company's shares, the aggregate number of shares present and entitled to vote in respect of a matter includes shares that vote "for," shares that vote "against" and shares that expressly abstain, and an abstention from voting on a matter has the same legal effect as a vote "against" that matter. Shares that are the subject of broker "non-votes" are not considered present at the meeting for the particular matter or proposal for which the brokers withheld voting authority.

  Any shareholder desiring to present a proposal at the 1995 Annual Meeting of shareholders and wishing to have that proposal included in the Proxy Statement for that meeting must submit the same in writing to the Secretary of the Company at 120 Tokeneke Road, Darien, Connecticut 06820 in time to be received by January 25, 1995.

  This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about May 23, 1994.

                                        By Order of the Board of Directors

                                        Daniel J. McCauley, Secretary

Darien, Connecticut
May 23, 1994

                               ----------------

  THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993, TO EACH SHAREHOLDER WHO FORWARDS A WRITTEN REQUEST TO THE SECRETARY, AIR EXPRESS INTERNATIONAL CORPORATION, 120 TOKENEKE ROAD, DARIEN, CONNECTICUT 06820.

                     AIR EXPRESS INTERNATIONAL CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 23, 1994

  The undersigned, revoking any proxy heretofore given, hereby appoints HENDRIK
J. HARTONG, JR., GUENTER ROHRMANN and DANIEL J. McCAULEY, and each or any of them, the attorney and proxy of the undersigned, with full power of substitution, to vote on behalf of the undersigned all shares that the undersigned, if personally present, would be entitled to vote at the Annual Meeting of Shareholders of Air Express International Corporation to be held on June 23, 1994, at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, at 11:00 local time, and at any adjournment thereof.

  Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees listed in the accompanying Proxy Statement and AGAINST the shareholder proposal, as more specifically set forth in the Proxy Statement; if specific instructions are indicated, this Proxy will be voted in accordance therewith. The Board of Directors recommends a vote FOR all of the listed nominees and AGAINST the shareholder proposal.

                                   (CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

[X] PLEASE MARK YOUR VOTE AS IN THIS EXAMPLE.




(1) Election of Directors.:

    FOR ALL NOMINEES     WITHHOLD
     LISTED (EXCEPT      AUTHORITY
    AS MARKED TO THE
        CONTRARY)

           [_]              [_]

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES:
John M. Fowler, Hendrik J. Hartong, Jr., Donald J. Keller, Andrew L. Lewis IV, Richard T. Niner and Guenter Rohrmann.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- - --------------------------------------------------------------------------------

(2) Shareholder proposal concerning confidential voting.
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL

    FOR     AGAINST     ABSTAIN
    [_]       [_]         [_]



                          In their discretion, the Proxies are authorized to transact such other business as may properly come before the Meeting, or any adjournment thereof.



                          Please sign exactly as name appears hereon. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys-in-fact, general partners and other persons acting in a representative capacity should add their titles. When the proxy is given by a corporation, it should be signed by an authorized officer.


                          Dated ____________________________ , 1994

                          _________________________________________

                          _________________________________________

                          PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED POST-PAID RETURN ENVELOPE.